Exhibit 99.1

The Chemours Company Reports Second Quarter 2015 Results and Announces Transformation Plan

Second Quarter 2015 Highlights

•	Separation from DuPont completed on July 1, 2015

•	Net sales of $1.5 billion versus $1.7 billion in prior-year quarter

•	Adjusted EBITDA of $127 million versus $235 million in prior-year quarter on weaker TiO2 pricing and currency headwinds

•
Net loss of $18 million, which included restructuring costs of $61 million and interest expense of $28 million versus second quarter 2014 net income of $116 million, which included restructuring costs of $20 million

Other Highlights

•
Targeting $140 million improvement in second half 2015 Adjusted EBITDA versus the first half, reflecting lower costs, stronger Fluoroproducts segment performance and TiO2 pricing at or near cyclical lows

•	Announces five-point transformation plan to drive $500 million Adjusted EBITDA improvement by 2017 with related target leverage of three times

◦	Reduce structural costs by $200 million in 2016 and a total of $350 million in 2017

◦	Optimize Chemical Solutions portfolio through review of strategic alternatives excluding cyanide business

◦	Deliver $150 million Adjusted EBITDA improvement through Altamira expansion, Opteon™ refrigerants and cyanide growth

◦	Refocus investments to reduce capital spending to $350 million in 2017 including investment to expand cyanide capacity by 50%

◦	Enhance our organization to operate with accountability, simplicity and customer-centered mindset
•New, independent Board of Directors expects to announce sustainable dividend in third quarter

WILMINGTON, Del., August 6, 2015 - The Chemours Company (“Chemours”) (NYSE: CC), a global chemical company with leading market positions in titanium technologies, fluoroproducts and chemical solutions, today announced financial results for the second quarter 2015. Chemours was a wholly-owned subsidiary of DuPont during the period, and these results reflect a stand-alone basis of presentation.

Second quarter net sales were $1.5 billion, a decrease of 10 percent from $1.7 billion in the prior-year quarter. Second quarter net loss was $18 million, or a pro forma net loss of $0.10 per diluted share, versus net income of $116 million in the second quarter 2014. Adjusted EBITDA was $127 million versus $235 million in the prior year quarter. Profitability was reduced as a result of 11 percent lower-global- average local TiO2 prices, approximately $48 million from unfavorable currency movements and approximately $15 million from planned and unplanned plant outages. Lower year-over-year corporate and other operating costs partially offset these impacts.

Chemours President and CEO Mark Vergnano said, “Now that our separation from DuPont is complete and we are an independent entity, we have begun aggressively driving a five-point plan to transform Chemours into a higher value chemistry company. We will reduce costs, grow our market positions, optimize our portfolio, refocus our investments, and enhance our company by building a nimble, entrepreneurial culture that is customer centered. We believe that executing against these priorities will enhance our Adjusted EBITDA by approximately $500 million, without relying on improvement in the TiO2 market, and also reduce our leverage to approximately three times net debt to Adjusted EBITDA in 2017.”

Titanium Technologies
Titanium Technologies segment sales were $642 million, an 18 percent decline versus the prior-year quarter. Segment Adjusted EBITDA was $95 million, a decline of 55 percent compared to the prior-year quarter reflecting year-over-year global average-local price decline of 11 percent and $34 million of unfavorable currency. Sales declines were primarily due to lower global selling prices and negative currency effects. Second-quarter volume declines in the Americas and Asia Pacific regions were partially offset by increased demand in EMEA versus the previous year.

Sequentially, sales increased 18 percent and Adjusted EBITDA was down 4 percent. Volume increased by 23 percent with growth in every region reflecting season demand and typical market share. Volume gains were offset by a global average price decline of 8 percent.

Fluoroproducts
Fluoroproducts segment sales were $588 million, a 2 percent decline versus the prior-year quarter. Segment Adjusted EBITDA was $66 million, a decline of 14 percent compared to the prior-year quarter. Higher demand for Viton™ fluoroelastomer, Opteon™ refrigerants and PTFE, was partially offset by lower R22 volume associated with a regulatory-mandated phase out in the United States. Increased volume and stronger realized prices were more than offset by $14 million of currency headwinds and $15 million of higher costs due to unplanned plant outages during the quarter versus the previous year.

Chemical Solutions
Chemical Solutions segment sales were $278 million, a 6 percent decline versus the prior-year quarter. Segment Adjusted EBITDA was $7 million, slightly below the prior-year quarter reflecting an unfavorable product mix.

Corporate and Other
Corporate and Other expenses of $41 million were down $19 million, and interest expense was $28 million. Corporate and Other expenses include an allocation of DuPont corporate costs along with Chemours-related environmental and legal expenses.

On June 30, 2015, gross consolidated debt was $3.9 billion, and debt, net of cash, was $3.7 billion. The tax rate was approximately 3 percent in the quarter; driven primarily by discrete items related to the separation and restructuring.

2015 Outlook
Chemours is targeting $140 million Adjusted EBITDA improvement in the second half 2015 relative to the first half. The company anticipates that additional reduction of structural costs, growth from Opteon™ and normalized operations after extended maintenance shutdowns will contribute significant earnings improvement during the second half of the year. The second-half performance assumes TiO2 pricing at or near cyclical lows. Capital expenditures, excluding separation-related spending, are projected to be $400 to $450 million as construction of Altamira nears completion at the end of 2015. For the full year, the company expects its effective tax rate to be in the mid- to high-twenty percent range.

Five-Point Transformation Plan
Chemours announced a plan to transform the company by reducing structural costs, growing market positions, optimizing its portfolio, refocusing investments, and enhancing its organization.

•
Reduce Structural Costs: Chemours expects that previously announced restructuring actions taken in the second quarter will reduce SG&A and plant fixed costs by $40 million in the second half of 2015. Additional corporate and business segment SG&A and manufacturing efficiency initiatives are expected to provide a total $200 million savings in 2016 with a targeted cost reduction of $350 million in 2017.

•	Optimize the Portfolio: Chemours has begun the evaluation of strategic alternatives for the Chemical Solutions segment, excluding the cyanide business.

•
Grow Market Positions: Chemours will focus on growing its leading market positions through the continued ramp up of Opteon™, the mid-2016 start-up of Altamira, and investments in the growth of its cyanide business.

•
Refocus Investments: With the completion of Altamira, optimization of the business portfolio, and concentrated growth investments in key businesses, including the cyanide capacity expansion, Chemours expects to reduce capital spending to $350 million by 2017.

•
Enhance our Organization: Through this plan, Chemours will foster an entrepreneurial organization based on a culture of accountability. It will operate with simplicity, a customer-centered mindset and a commitment to a safe and sustainable future.

Chemours expects the transformation plan to deliver $500 million of Adjusted EBITDA improvement over 2015 in 2017. The company is targeting a reduction of net debt to EBITDA to approximately three times in 2017 through a combination of higher free cash flow from operations, lower capital spending, and potential proceeds from asset sales.

On September 11, 2015, Chemours will pay to shareholders of record as of August 3, 2015, the third-quarter dividend that was declared when the company was a wholly-owned subsidiary of DuPont. The new Board of Directors is assessing a sustainable, predictable dividend level for Chemours as an independent company. Chemours expects the dividend from the fourth quarter forward to be significantly less than the $100 million third quarter dividend and expects to announce a sustainable dividend in the third quarter.

Conference Call
As previously announced, Chemours will hold a conference call and webcast on Thursday, August 6, 2015 at 8:00 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com or by calling +1 (888) 424-8151 US Toll Free or +1 (847) 585-4422 US Toll, Passcode 67 42 438. A replay of the conference call will be available for 90 days.

About The Chemours Company
The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry. Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and oil refining operations and general industrial manufacturing. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™ and Nafion™. Chemours has approximately 9,000 employees across 37 manufacturing sites serving more than 5,000 customers in North America, Latin America, Asia-Pacific and Europe. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC. For more, information please visit chemours.com.

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to Adjusted EBITDA, which is a non-GAAP financial measure. The company includes this non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted EBITDA to evaluate the company’s performance excluding the impact of certain non-cash charges and other special items in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of this non-GAAP financial measure, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company’s financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures" and materials posted to the website at investors.chemours.com.

Forward-Looking Statements
This press release contains forward-looking statements, which often may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning. These forward-looking statements address, among other things, our anticipated future operating and financial performance, business plans and prospects, transformation plans, resolution of environmental liabilities, litigation and other contingencies, plans to increase profitability, our ability to pay or the amount of any dividend, and target leverage that are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. The matters discussed in these forward-looking statements also are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements as further described in the “Risk Factors” section of the information statement contained in the registration statement on Form 10 and other filings made by Chemours with the Securities and Exchange Commission. Chemours undertakes no duty to update any forward-looking statements.

# # #

The Chemours Company
Interim Consolidated Statements of Operations (Unaudited)
(Dollars in millions, except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$1,508	$1,682	$2,871	$3,251
Cost of goods sold	1,282	1,311	2,393	2,551
Gross profit	226	371	478	700
Selling, general and administrative expense	157	183	324	356
Research and development expense	27	40	50	77
Employee separation and asset related charges, net	61	20	61	21
Total expenses	245	243	435	454
Equity in earnings of affiliates	8	7	11	12
Interest expense	(28)	—	(28)	—
Other income, net	21	20	14	29
(Loss) income before income taxes	(18)	155	40	287
Provision for income taxes	—	39	15	73
Net (loss) income	(18)	116	25	214
Less: Net income attributable to noncontrolling interests	—	—	—	—
Net (loss) income attributable to Chemours	$(18)	$116	$25	$214

Per share data
Pro forma basic and diluted earnings per share[1]	$(0.10)	$0.64	$0.14	$1.18
1 On July 1, 2015, E. I. du Pont de Nemours and Company distributed 180,996,833 shares of Chemours' common stock to holders of its common stock. The computation of basic and diluted earnings per common share for all periods was calculated using the shares distributed on July 1, 2015.

The Chemours Company
Interim Consolidated Balance Sheets
(Dollars in millions)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash	$247	$—
Accounts and notes receivable - trade, net	1,038	846
Inventories	1,054	1,052
Prepaid expenses and other	105	43
Deferred income taxes	39	21
Total current assets	2,483	1,962
Property, plant and equipment	9,435	9,282
Less: Accumulated depreciation	(6,057)	(5,974)
Net property, plant and equipment	3,378	3,308
Goodwill	196	198
Intangible assets, net	12	11
Investments in affiliates	145	124
Other assets	471	375
Total assets	$6,685	$5,978
Liabilities and DuPont Company Net Investment
Current liabilities:
Accounts payable	$919	$1,046
Current maturities of long-term debt	16	—
Deferred income taxes	26	9
Dividend payable	100	—
Other accrued liabilities	380	352
Total current liabilities	1,441	1,407
Long-term debt	3,927	—
Other liabilities	485	464
Deferred income taxes	427	434
Total liabilities	6,280	2,305
Commitments and contingent liabilities
DuPont Company Net Investment
DuPont Company Net Investment	836	3,650
Accumulated other comprehensive (loss) income	(435)	19
Total DuPont Company Net Investment	401	3,669
Noncontrolling interests	4	4
Total DuPont Company Net Investment and noncontrolling interests	405	3,673
Total liabilities, DuPont Company Net Investment and noncontrolling interests	$6,685	$5,978

The Chemours Company
Interim Consolidated Statements of Cash Flows (Unaudited)
(Dollars in millions)

	Six Months Ended
	June 30, 2015
	2015	2014
Operating activities
Net income	$25	$214
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	131	128
Other operating charges and credits, net	27	(1)
Equity in earnings of affiliates, net of dividends received of $0 and $1	(11)	(11)
Deferred tax benefit	(31)	(8)
Increase in operating assets:
Accounts and notes receivable - trade, net	(205)	(197)
Inventories and other operating assets	(68)	(25)
Decrease in operating liabilities:
Accounts payable and other operating liabilities	(101)	(329)
Cash used for operating activities	(233)	(229)
Investing activities
Purchases of property, plant and equipment	(287)	(231)
Proceeds from sales of assets, net	8	29
Foreign exchange contract settlements	(12)	—
Investment in affiliates	(32)	—
Cash used for investing activities	(323)	(202)
Financing activities
Proceeds from issuance of debt, net	3,490	—
Debt issuance costs	(77)	—
Cash provided at separation by DuPont	247	—
Net transfers (to) from DuPont	(2,857)	431
Cash provided by financing activities	803	431
Increase in cash	247	—
Cash at beginning of period	—	—
Cash at end of period	$247	$—

SUPPLEMENTAL DISCLOSURE OF SIGNIFICANT NON-CASH INVESTING ACTIVITIES:
Change in property, plant and equipment included in accounts payable	(35)	8

The Chemours Company
Segment Financial and Operating Data (Unaudited)
(Dollars in millions)

Segment Sales	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2015	2014	Increase / (Decrease)	2015	2014	Increase / (Decrease)
Titanium Technologies	$642	$786	$(144)	$1,187	$1,495	$(308)
Fluoroproducts	588	601	(13)	1,140	1,180	(40)
Chemical Solutions	278	295	(17)	544	576	(32)
Net sales	$1,508	$1,682	$(174)	$2,871	$3,251	$(380)

Segment Adjusted EBITDA	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2015	2014	Increase / (Decrease)	2015	2014	Increase / (Decrease)
Titanium Technologies	$95	$210	$(115)	$194	$390	$(196)
Fluoroproducts	66	77	(11)	147	151	(4)
Chemical Solutions	7	8	(1)	10	15	(5)
Corporate and Other	(41)	(60)	19	(79)	(120)	41
Total Adjusted EBITDA	$127	$235	$(108)	$272	$436	$(164)

Adjusted EBITDA Margin	8%	14%		9%	13%

The Chemours Company
Segment Financial and Operating Data (Unaudited)
(Dollars in millions)

Quarterly Change in Net Sales from Prior Period
			Percentage change due to:
	2015 Net Sales	Percentage Change vs 2014	Local Price	Currency Effect	Volume	Portfolio/ Other
Total Company	$1,508	(10)%	(5)%	(4)%	—	(1)%

Titanium Technologies	$642	(18)%	(11)%	(5)%	(2)%	—
Fluoroproducts	$588	(2)%	2%	(4)%	1%	(1)%
Chemical Solutions	$278	(6)%	(7)%	(1)%	2%	—

Year-to-date Change in Net Sales from Prior Period
			Percentage change due to:
	2015 Net Sales	Percentage Change vs 2014	Local Price	Currency Effect	Volume	Portfolio/ Other
Total Company	$2,871	(12)%	(5)%	(3)%	(3)%	(1)%

Titanium Technologies	$1,187	(21)%	(10)%	(5)%	(6)%	—
Fluoroproducts	$1,140	(3)%	1%	(4)%	1%	(1)%
Chemical Solutions	$544	(6)%	(4)%	(2)%	—	—

The Chemours Company
Reconciliations of Non-GAAP Information (Unaudited)

Adjusted EBITDA to Net (Loss) Income
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Total segment Adjusted EBITDA	$127	$235	$272	$436
Interest	(28)	-	(28)	-
Depreciation and amortization	(67)	(64)	(131)	(128)
Non-operating pension and other postretirement employee benefit costs	(8)	(10)	(15)	(15)
Exchange gains	19	5	3	4
Restructuring charges	(61)	(20)	(61)	(21)
Gains on sale of business or assets	-	9	-	11
(Loss) income before income taxes	(18)	155	40	287
Provision for income taxes	-	39	15	73
Net (loss) income	$(18)	$116	$25	$214

CONTACT:

MEDIA:
Robert Dekker
Global Corporate Communications Leader
+1.302.773.4509
robert.dekker@chemours.com

INVESTORS:
Alisha Bellezza
Director of Investor Relations
+1.302.773.2263
alisha.bellezza@chemours.com